CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 17 to Registration Statement No. 333-146552 on Form N-1A of our report dated December 30, 2013, relating to the financial statements and financial highlights of Miller Convertible Fund appearing in the Annual Report on Form N-SAR of Miller Convertible Fund for the year ended October 31, 2013, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
July 15, 2014